                                                                    EXHIBIT 99.1

NEWS RELEASE                                                      [GALILEO LOGO]


FOR FURTHER INFORMATION:
Andrea Steffy                       Tammy Bobbitt
Corporate Relations                 Investor Relations
+1 847 518 4973                     +1 847 518 4771
andrea.steffy@galileo.com           tbobbitt@galileo.com



         GALILEO INTERNATIONAL REPORTS SECOND QUARTER ECONOMIC EARNINGS PER SHARE OF $0.80

         -    16th Consecutive Quarter of Economic Earnings Per Share Growth
         -    Operating Margin a Strong 20 Percent
         -    Acquisition By Cendant On Track

ROSEMONT, ILL., JULY 23, 2001 - GALILEO INTERNATIONAL, INC. (NYSE: GLC), today reported that second quarter economic earnings per share grew 5.6 percent to $0.80 per diluted share, compared to economic earnings of $0.76 per diluted share, for the same quarter last year(1). Reported earnings in the second quarter were $44.0 million, or $0.50 per diluted share, compared to $43.2 million, or $0.47 per diluted share, last year. Total revenue grew 5.2 percent to $447.6 million for the quarter. Operating income declined 4.4 percent to $90.4 million, from $94.6 million for the same period in 2000, due to increased investments to maintain and grow the business. Galileo's operating margin was
20.2 percent for the quarter.

(Photo:  http://www.newscom.com/cgi-bin/prnh/20000208/GALILEO)

"Our broad global presence and our ability to control costs, which is so important in a slowing economic environment, have enabled us to maintain healthy margins and deliver our sixteenth consecutive quarter of economic earnings per share growth," said James E. Barlett, chairman, president and CEO. "With Cendant's pending acquisition of Galileo moving closer to completion, the combination of our solid operating results and Cendant's strong second quarter performance hold the promise of even greater benefits to our shareholders."*


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Page 2, Galileo International, Inc.
July 23, 2001

                                              [GALILEO INTERNATIONAL LETTERHEAD]

GLOBAL DISTRIBUTION REVENUES INCREASE
For the quarter ended June 30, 2001, total revenues were $447.6 million, a 5.2 percent increase year over year. Electronic global distribution services (EGDS) revenues increased 4.8 percent to $424.5 million from $405.2 million in the same period last year. EGDS revenue growth was driven mainly by the January 2001 airline booking fee increase. Information and network services revenues grew a strong 14.6 percent to $23.1 million for the quarter, reflecting an increase in revenue primarily from hosting services, development services and new revenue from the company's network services subsidiary Quantitude.

The company experienced solid bookings growth in several countries around the world, however, overall global booking volumes fell 2.6 percent to 87.7 million compared to the prior year.

Strong bookings in the Middle East, Africa and Asia Pacific regions continued to drive international bookings growth, as volumes outside the U.S. grew 0.3 percent overall in the second quarter. The company experienced solid growth in the United Kingdom and double-digit air bookings growth in several other countries, including China, Japan and New Zealand. The international bookings growth comes despite the effect of a change in airline behavior that resulted in an increased number of cancellations of waitlist and other non-ticketed bookings, which reduced the net billable segments in the quarter. This change in airline behavior, primarily in Europe and the Middle East, was first reported in the third quarter of 2000. Excluding the effect of this change in airline behavior, international bookings would have grown approximately 2.5 percent in the second quarter.

Booking volumes in the U.S. declined 7.1 percent during the quarter, primarily due to weaker travel demand resulting from the slowdown in the U.S. economy and the impact of a shift in bookings to Internet travel sites, where Galileo has less presence. Cendant has indicated to the company that increasing Galileo's Internet presence is a critical priority.

"While the slowdown in travel in the U.S. continues to impact our top-line results, our ability to adapt to the changing market conditions while continuing to make prudent investments in our business has enabled us to


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
Page 3, Galileo International, Inc.
July 23, 2001

once again deliver growth to our investors," said Cheryl Ballenger, executive vice president and CFO. "To drive further top-line growth through the economic downturn we will continue to aggressively pursue new account wins while delivering exceptional products and services to our existing customers."*

OPERATING EXPENSES
Total operating expenses grew 8.0 percent year over year in the second quarter to $357.2 million from $330.8 million.

Cost of operations expenses grew 6.3 percent for the quarter, primarily due to higher wages consistent with higher staffing levels in Galileo's technical operations and its Quantitude subsidiary; incremental operating expenses related to the April acquisition of Galileo's distribution company in Australia, New Zealand and the South Pacific (Galileo Southern Cross); and higher depreciation expenses.

Total commissions, selling and administrative expenses increased 9.5 percent in the second quarter, primarily due to higher subscriber incentive payments. Higher distributor commission payments resulting directly from higher revenues in countries managed by national distribution companies were offset by commission savings resulting from the company's acquisition of Galileo Southern Cross. Also contributing to the increase were expenses related to the company's pursuit of strategic alternatives.

NON-OPERATING EXPENSES
Galileo's second quarter results include other non-operating expense of $2.9 million, primarily related to the write-off of one of its technology investments. Overall, Galileo's investment portfolio has performed well and this investment has brought strategic benefits to Galileo through the use of its innovative technologies.




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Page 4, Galileo International, Inc.
July 23, 2001

SIX-MONTH EARNINGS
For the six months ended June 30, 2001, total revenues grew 5.5 percent to $913.5 million. Electronic global distribution revenues grew 4.9 percent, while information services revenues grew a strong 17.2 percent to $46.4 million. Total operating expenses grew 11.4 percent, before one-time items in 2000, due to higher wages, consistent with higher staffing levels; subscriber incentive payments; and intangible amortization resulting from the acquisitions of TRIP.com, Galileo UK and Galileo Southern Cross. For the six-month period, economic earnings per share, excluding one-time items, grew 5.2 percent to $1.66 from $1.58.

BALANCE SHEET/CASH FLOW
Galileo's balance sheet remains solid and its cash flow is strong. In the second quarter, cash flow from operations was used primarily to make capital investments to grow the business, acquire Galileo Southern Cross and repurchase Galileo shares.

Capital expenditures, including internally developed software, were $52.4 million for the quarter. This capital investment was made primarily to enhance the technological platform of Galileo's computer systems, to purchase subscriber equipment and to purchase equipment related to the build out of Quantitude's TCP/IP network.

Total depreciation and amortization expense was $61.9 million, including $32.3 million in amortization of intangible assets relating to mergers and acquisitions.

ACQUISITION BY CENDANT*
On June 18, 2001, Galileo announced that it signed a definitive agreement to be acquired by Cendant Corporation for stock and cash worth an estimated value of $33 per share, or approximately $2.9 billion. The companies have filed all of the required notifications for U.S. and international regulatory approvals and have been notified by the U.S. Federal Trade Commission that early termination of the Hart-Scott-Rodino waiting


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
Page 5, Galileo International, Inc.
July 23, 2001

period has been granted for the proposed acquisition. On July 6, Cendant filed its form S-4 with the Securities and Exchange Commission and on July 13, Galileo announced that it set August 30, 2001 as the date of its special meeting of stockholders to consider and vote on adoption of the Agreement and Plan of Merger. Stockholders of record at the close of business on July 23, 2001 are entitled to vote at the special meeting.

"Galileo is a great company with a great future as a unit of Cendant Corporation," said Barlett. "We've dedicated a significant amount of time pursuing strategic alternatives and are very pleased with the speed with which we've been able to satisfy several of our merger conditions. We look forward to closing this acquisition in the third quarter to further enhance shareholder value and to build an even stronger partnership with our agency customers and travel suppliers."

SHARE REPURCHASE
Galileo repurchased 471,000 shares between April 1 and June 15, 2001, at which time the company terminated its share repurchase program pursuant to its merger agreement with Cendant Corporation. As of June 15, 2001, Galileo had repurchased approximately $73 million in shares of its common stock under its $250 million stock repurchase program, which was authorized by its Board of Directors in April 2000.

DIVIDEND SUSPENDED
In accordance with the company's merger agreement with Cendant Corporation, Galileo suspended payment of its regular quarterly cash dividend.

BUSINESS HIGHLIGHTS
- Galileo strengthened its travel agency customer offerings through the sponsorship of their membership in the THOR Hotel Rate Program. Inclusion in this dynamic membership program will enable agents in Galileo's 43,000 travel agency locations around the world to access and book from more than 13,000 hotels worldwide at rates that have been discounted up to 65 percent.



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Page 6, Galileo International, Inc.
July 23, 2001

- Quantitude made significant progress on its network build out during the second quarter, executing on its accelerated schedule of completing its U.S. network by mid-year. In addition, Quantitude continues to make progress migrating Galileo's endpoints to its network backbone.
- The company continues to deliver cost effective solutions to its airline customers. Galileo extended its industry leadership in Europe by implementing electronic ticketing for American Airlines, Alitalia and US Airways in the United Kingdom and Germany; and United Airlines and British Airways in Sweden, Norway and Denmark. To date, Galileo's reservation systems now include 29 airlines that offer electronic ticketing in 25 countries.
- Galileo was rated one of the best places to work for IT professionals by Computerworld Magazine. Galileo was ranked 41 out of 100 companies in its `Top 100 Best Places to Work in IT' list, and was the only GDS company on the list.

OUTLOOK*
Galileo expects third quarter revenue growth to improve slightly over its second quarter performance and that it will deliver low single digit economic EPS growth in the quarter. The company believes the difficult economic environment in the U.S. will continue to affect travel demand. Galileo is cautious in its outlook but believes that its broad global presence will help offset weakness in the U.S. While the continued slowdown in travel will affect top line growth, Galileo expects to continue its disciplined expense control to grow its business profitably.

Galileo International is a diversified, global technology leader. Its core business is providing electronic global distribution services for the travel industry through its computerized reservation systems, leading-edge products and innovative Internet-based solutions. Galileo is a value-added distributor of travel inventory dedicated to supporting its travel agency and corporate customers and, through them, expanding traveler choice. Among Galileo's subsidiaries are TRIP.com, an award-winning online travel service and technology provider; and Quantitude, which delivers advanced telecommunications services and enterprise networking solutions. Galileo also offers secure, flexible and cost-effective managed hosting services. Headquartered in Rosemont, Illinois, USA, Galileo International has offices worldwide and operates a state-of-the-art data center in Greenwood Village, Colo., USA. Visit www.galileo.com.

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
Page 7, Galileo International, Inc.
July 23, 2001

(1) Galileo's economic earnings are calculated by adding back to reported earnings the after-tax amortization of intangible assets arising from mergers and acquisitions.


*Statements in this release that are not strictly historical, which can be identified by the use of forward-looking terminology such as "continue" and "expect" or the negative thereof or other variations thereon or comparable terminology are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties associated with these forward-looking statements include, but are not limited to: heightened industry competition; the loss and inability to replace the bookings generated by one or more of our five largest travel agency customers; our ability to successfully expand our operations and service offerings, including online travel products; failure to maintain technological competitiveness, including our ability to timely develop and achieve market acceptance of new products; natural disasters or other calamities that may cause significant damage to our Data Center facility; our ability to protect our network and software against a security breach or similar threat; new or different legal or regulatory requirements governing the CRS industry; our sensitivity to general economic conditions and events that affect airline travel and the airlines that participate in our Apollo(R) and Galileo(R) systems; our ability to deliver to Galileo and to outside customers a new, Internet protocol-based network as planned, and for the cost and within the time frame currently estimated; our ability to effectively execute our sales initiatives in key markets; the loss of key employees; our ability to manage administrative, technical and operational issues presented by our expansion plans and acquisitions of other businesses; the results of our international operations and expansion into developing and new countries and other travel distribution channels, governmental approvals, trade and tariff barriers, and political risks; the inability to complete Cendant Corporation's acquisition of Galileo and Cendant's ability to integrate and operate Galileo successfully, compatibility of the operating systems of Cendant and Galileo, and the degree to which Cendant's existing administrative and back office functions and costs, and those of Galileo are complementary or redundant. For additional information concerning these risks, see the risk factors filed as an exhibit to Galileo's Annual Report on Form 10-K for 2000.




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
Page 8, Galileo International, Inc.
July 23, 2001

                           GALILEO INTERNATIONAL, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              BEFORE ONE-TIME ITEMS
                 (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      Quarter Ended June 30,                Six Months Ended June 30,
                                               -------------------------------------   ------------------------------------
                                                  2001          2000       Change         2001        2000 (1)     Change
                                                  ----          ----       ------         ----        --------     ------
Revenues:
      Electronic global distribution services   $    424.5    $    405.2      4.8 %     $    867.1    $    826.5     4.9 %
      Information and network services                23.1          20.2     14.6 %           46.4          39.6    17.2 %
                                               ------------  ------------              ------------  ------------
                                                     447.6         425.4      5.2 %          913.5         866.1     5.5 %

Operating expenses:
      Cost of operations                             164.4         154.8      6.3 %          328.1         288.8    13.6 %
      Commissions, selling and administrative        192.8         176.0      9.5 %          390.8         356.8     9.5 %
                                               ------------  ------------              ------------  ------------
                                                     357.2         330.8      8.0 %          718.9         645.6    11.4 %
                                               ------------  ------------              ------------  ------------

OPERATING INCOME                                      90.4          94.6     (4.4)%          194.6         220.5   (11.8)%

Other income (expense):
      Interest expense, net                           (8.9)        (12.3)                    (19.3)        (21.5)
      Other, net                                      (2.9)         (2.5)                     (6.4)         (4.9)
                                               ------------  ------------              ------------  ------------
                                                     (11.8)        (14.8)                    (25.7)        (26.4)
                                               ------------  ------------              ------------  ------------
INCOME BEFORE INCOME TAXES                            78.6          79.8     (1.4)%          168.9         194.1   (13.0)%

      Income taxes                                    34.6          36.6     (5.5)%           74.3          89.1   (16.6)%

                                               ------------  ------------              ------------  ------------
NET INCOME                                      $     44.0    $     43.2      2.0 %     $     94.6    $    105.0    (9.9)%
                                               ============  ============              ============  ============

Weighted average shares outstanding                   87.4          91.2                      87.7          90.9
                                               ============  ============              ============  ============
BASIC EARNINGS PER SHARE                        $     0.50    $     0.47                $     1.08    $     1.16
                                               ============  ============              ============  ============
Diluted weighted average shares outstanding
                                                      87.8          91.7                      88.0          91.3
                                               ============  ============              ============  ============
DILUTED EARNINGS PER SHARE                      $     0.50    $     0.47      6.6 %     $     1.07    $     1.15    (6.5)%
                                               ============  ============              ============  ============

DILUTED ECONOMIC EARNINGS PER SHARE (2)         $     0.80    $     0.76      5.6 %     $     1.66    $     1.58     5.2 %
                                               ============  ============              ============  ============


(1) The condensed consolidated statement of income for the six months ended June 30, 2000 excludes a special charge related to the extinguishment of a portion of the Company's liability arising from its services agreement with US Airways ($19.7 million) and a special charge to write-off in-process research and development costs related to the TRIP.com acquisition ($7.0 million). Including these items, net income would have been $90.6 million, diluted earnings per share would have been $0.99, and diluted economic earnings per share would have been $1.42.


(2) The Company's diluted economic earnings per share are calculated by adding back to reported earnings the after-tax amortization of intangible assets arising from mergers and acquisitions.


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
Page 9, Galileo International, Inc.
July 23, 2001

                           GALILEO INTERNATIONAL, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

                                                          Quarter Ended June 30,              Six Months Ended June 30,
                                                  -------------------------------------- ------------------------------------
                                                     2001          2000        Change       2001       2000 (1)     Change
                                                     ----          ----        ------       ----       --------     ------
Revenues:
      Electronic global distribution services      $    424.5    $    405.2       4.8 %   $   867.1    $   826.5       4.9 %
      Information and network services                   23.1          20.2      14.6 %        46.4         39.6      17.2 %
                                                  ------------  ------------             -----------  -----------
                                                        447.6         425.4       5.2 %       913.5        866.1       5.5 %

Operating expenses:
      Cost of operations                                164.4         154.8       6.3 %       328.1        288.8      13.6 %
      Commissions, selling and administrative           192.8         176.0       9.5 %       390.8        356.8       9.5 %
      Special charge - services agreement                   -             -                       -         19.7
      Special charge - in-process R&D write-off             -             -                       -          7.0
                                                  ------------  ------------             -----------  -----------
                                                        357.2         330.8      8.0 %        718.9        672.3       6.9 %
                                                  ------------  ------------             -----------  -----------

OPERATING INCOME                                         90.4          94.6     (4.4)%        194.6        193.8       0.4 %

Other income (expense):
      Interest expense, net                             (8.9)        (12.3)                  (19.3)       (21.5)
      Other, net                                        (2.9)         (2.5)                   (6.4)        (4.9)
                                                  ------------  ------------             -----------  -----------
                                                       (11.8)        (14.8)                  (25.7)       (26.4)
                                                  ------------  ------------             -----------  -----------
INCOME BEFORE INCOME TAXES                              78.6          79.8      (1.4)%       168.9        167.4        0.9 %

      Income taxes                                      34.6          36.6      (5.5)%        74.3         76.8       (3.3)%

                                                  ------------  ------------             -----------  -----------
NET INCOME                                         $    44.0     $    43.2       2.0 %    $   94.6     $   90.6        4.5 %
                                                  ============  ============             ===========  ===========

Weighted average shares outstanding
                                                        87.4          91.2                    87.7         90.9
                                                  ============  ============             ===========  ===========
BASIC EARNINGS PER SHARE                           $    0.50     $    0.47                $    1.08    $    1.00
                                                  ============  ============             ===========  ===========
Diluted weighted average shares outstanding
                                                        87.8          91.7                    88.0         91.3
                                                  ============  ============             ===========  ===========
DILUTED EARNINGS PER SHARE                         $    0.50     $    0.47       6.6 %    $   1.07     $   0.99        8.4 %
                                                  ============  ============             ===========  ===========

DILUTED ECONOMIC EARNINGS PER SHARE (2)            $    0.80     $    0.76       5.6 %    $   1.66     $   1.42       16.9 %
                                                  ============  ============             ===========  ===========

(1) The condensed consolidated statement of income for the six months ended June 30, 2000 includes a special charge related to the extinguishment of a portion of the Company's liability arising from its services agreement with US Airways ($19.7 million) and a special charge to write-off in-process research and development costs related to the TRIP.com acquisition ($7.0 million).

(2) The Company's diluted economic earnings per share are calculated by adding back to reported earnings the after-tax amortization of intangible assets arising from mergers and acquisitions.

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
Page 10, Galileo International, Inc.
July 23, 2001




                           GALILEO INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                       JUNE 30,                  DECEMBER 31,
                                                                         2001                        2000
                                                                  --------------------       --------------------
                                                                      (unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                                            $    17,643                 $    2,460
     Accounts receivable, net                                                 253,484                    192,199
     Other current assets                                                      55,285                     50,036
                                                                  --------------------       --------------------
Total current assets                                                          326,412                    244,695

Property and equipment, net                                                   196,574                    210,677
Computer software, net                                                        195,386                    160,270
Intangible assets, net                                                        714,897                    720,212
Other noncurrent assets                                                       134,773                    143,405
                                                                  --------------------       --------------------
                                                                         $  1,568,042               $  1,479,259
                                                                  ====================       ====================




LIABILITIES AND STOCKHOLDERS'  EQUITY
Current liabilities:
     Accounts payable                                                     $    52,017                $    76,913
     Accrued commissions                                                       45,184                     34,471
     Other current liabilities                                                145,853                    112,864
     Long-term debt, current portion                                          194,120                    212,654
                                                                  --------------------       --------------------
Total current liabilities                                                     437,174                    436,902

Long-term debt, less current portion                                          456,207                    434,392
Other noncurrent liabilities                                                  156,773                    142,729
                                                                  --------------------       --------------------
Total liabilities                                                           1,050,154                  1,014,023

Stockholders' equity                                                          517,888                    465,236
                                                                  --------------------       --------------------
                                                                         $  1,568,042               $  1,479,259
                                                                  ====================       ====================



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
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July 23, 2001



                           GALILEO INTERNATIONAL, INC.
                           RESERVATION STATISTICS (1)
                                   (MILLIONS)


BOOKINGS FOR QUARTER ENDED JUNE 30

                                                             2001              2000             CHANGE
US Market
Air                                                               27.7              29.5            (6.2%)
Car/Hotel/Leisure                                                  5.4               6.0           (11.3%)
                                                        ---------------    --------------
Total Bookings                                                    33.0              35.5            (7.1%)

All Other Markets
Air                                                               53.0              52.9              0.3%
Car/Hotel/Leisure                                                  1.6               1.6            (0.6%)
                                                        ---------------    --------------
Total Bookings                                                    54.7              54.5              0.3%

WORLDWIDE BOOKINGS                                                87.7              90.0            (2.6%)


BOOKINGS FOR SIX MONTHS ENDED JUNE 30

                                                             2001              2000             CHANGE
US Market
Air                                                               58.4              63.2            (7.6%)
Car/Hotel/Leisure                                                 10.7              11.8            (9.6%)
                                                        ---------------    --------------
Total Bookings                                                    69.1              75.0            (7.9%)

All Other Markets
Air                                                              108.7             107.6              1.0%
Car/Hotel/Leisure                                                  3.3               3.2              1.9%
                                                        ---------------    --------------
Total Bookings                                                   112.0             110.9              1.0%

WORLDWIDE BOOKINGS                                               181.0             185.9            (2.6%)


(1)  The numbers contained in this schedule may not total due to rounding.


                                       ###